Exhibit 3

ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson city, Nevada 89701-4520

(775) 684-5708

Website: www.nvsos.gov

Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20150002540-09
Filing Date and Time 01/05/2015 4:11 PM
Entity Number E0418802007-1

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78390 - After Issuance of Stock)

1. Name of corporation

KAT GOLD HOLDINGS CORP.

2. The articles have been amended as follows: (provide article numbers, if available)

FIRST: THE NAME OF THE CORPORATION IS REMSLEEP HOLDINGS, INC..

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:  IN EXCESS OF 51%

4. Effective date of filing: (optional) _______________________

5. Signature (required)

/s/ Ken Stead

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

REMSLEEP HOLDINGS, INC.

Nevada Business Identification # NV20071150301

Expiration Date: June 30, 2015

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on January 6, 2015

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

You may verify this license at www.nvsos.gov under the Nevada Business Search.

License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which by law <u>cannot</u> be waived.